EXHIBIT 10.18
                                    AGREEMENT


This agreement entered into as of the 8th day of January 2001, by and between Can-Cal Resources, Ltd. ("Can-Cal"), a Nevada Corporation, and S. Bruce Ballantyne ("Ballantyne").

Whereas, Can-Cal is in the process of testing and attempting to recover precious metals from its volcanic cinders material, and

Whereas, Can-Cal owns other mineral deposits which are prospective for the existence of precious metals, and

Whereas, Ballantyne is a geological consultant and has acted as an independent consultant to Can-Cal pursuant to an oral understanding, and

Whereas, Ballantyne has been responsible for supervising an/or coordinating Can-Cal's activities in connection with its volcanic cinders material and performed numerous tests and other procedures both alone and in conjunction with others and has caused assays or various types to be done by others, and

Whereas, Ballantyne is intimately familiar with Can-Cal's volcanic cinder material and its properties and composition, and

Whereas, Can-Cal and Ballantyne desire to enter into a written agreement providing for Ballantyne's services to Can-Cal and protecting Can-Cal's proprietary information,

Now, therefore, in consideration of the premises and other good and valuable consideration, receipt whereof is hereby acknowledged,

Now, therefore, it is agreed as follows:

     1. Can-Cal hereby retains the services of Ballantyne and Ballantyne agrees to render services to Can-Cal as a consultant to advise and assist it on a daily basis in its business and operations, principally with respect to its volcanic cinder material. Ballantyne shall perform such services and activities reasonably requested of him. Those services and activities shall include, but not be limited to, evaluating Can-Cal's volcanic cinder material, performing sampling, testing, producing and extractions from that material and meeting and consulting with such persons as Can-Cal may request in connection with those activities. Ballantyne shall utilize his best efforts, experience and skill to assist and advise Can-Cal in its business and operations.

     2. Ballantyne shall report directly to Ronald D. Sloan, President of Can-Cal and liaise with such other persons, including other officers and directors of Can-Cal, as Ronald D. Sloan may request.

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     3.   Can-Cal shall pay Ballantyne for his services $3,400 U.S. every two weeks, in advance. In the event that Ballantyne is unable, for any reason, including sickness or disability, to perform services for Can-Cal pursuant to this agreement, Can-Cal and Ballantyne shall in good faith agree upon appropriate adjustments to amounts due Ballantyne.

     4. Ballantyne shall devote his full time to Can-Cal's business and operations and shall not perform services for any other person during the term of this agreement or be engaged in any other business activity. The services to be rendered each day shall consist of whatever work needs to be accomplished and it is anticipated that services rendered each day will likely exceed 8 hours per day. However, the parties also recognize that because of the importance of the work currently being done by Can-Cal that Ballantyne may be required to work more than 10 days during every two-week period. The shares to be issued to Ballantyne and the option to purchase shares that may be granted to Ballantyne pursuant to this agreement are agreed to constitute full compensation to Ballantyne for those services.

     5. Can-Cal will pay all Ballantyne's ordinary out of pocket living expenses while he is rendering services for Can-Cal, such as food, transportation and incidentals. Can-Cal will also use its best efforts to make a vehicle available to Ballantyne at such times as it may be necessary.

     6. Ballantyne shall, at all times, be and function as, an independent contractor. Can-Cal shall not be responsible for any expenses or obligations of Ballantyne other than as provided in this agreement.

     7. Can-Cal will provide medical coverage for Ballantyne during the term of this agreement as he and Can-Cal shall agree upon.

     8. During the term of this agreement Ballantyne will be based in Vancouver, B.C. Can-Cal will pay, or reimburse Ballantyne for the cost of a round trip airplane ticket between Vancouver, B.C. and Las Vegas, Nevada for Ballantyne to return to Vancouver or his wife to come to Las Vegas, every five weeks. Ballantyne agrees to schedule any such trip to obtain the lowest cost ticket with an advance reservation on a scheduled airline. The present cost of such a ticket is approximately $250 U.S. Can-Cal shall be under no obligation to pay any of costs of such trips other that the airplane ticket or an equivalent amount in the event Ballantyne drives to or from Vancouver. In the event Ballantyne is required to return to Vancouver at any other time for any other reason, including family requirements, illness or death, Ballantyne will bear the cost of any such trips.

     9. At the termination of this agreement, as additional consideration for services rendered by Ballantyne pursuant to this agreement, Can-Cal shall issue to Ballantyne or his assignee 10,000 shares of its common stock, which shall be fully paid and non-assessable. Such shares will be "restricted securities" as that term is defined in Rule 144 promulgated pursuant to the Securities Act of 1933 and appropriate stop transfer instructions will be issued to Can-Cal's stock

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          transfer agent. Ballantyne will execute a stock subscription agreement and other documentation reasonably required by Can-Cal to insure compliance with all applicable securities laws.

     10. In the event that Can-Cal is producing, or is able to produce precious metals from its volcanic cinder material on an economic basis during the term of, or at the termination of, this agreement or any extension thereof, Can-Cal will issue to Ballantyne or his assignee an option to purchase up to 40,000 shares of its common stock. Can-Cal's Board of Directors shall make the final determination of whether Can-Cal is producing precious metals on an economic basis or is able to do so. The option, if granted, shall be for a period of 3 years and the exercise price shall be the closing price of Can-Cal's common stock on January 8, 2001. The option shall include standard anti-dilution provisions and both the granting of the option and shares issued pursuant to the exercise of the option shall be subject to compliance with all applicable securitieslaws.

     11. The term of this agreement shall be from January 8, 2001 through April 30, 2001. Can-Cal shall have the right to extend this contract for an additional 12 weeks by written notification to Ballantyne at any time prior to April 15, 2001. Termination of this agreement by either party shall be only for cause or for a breach of the agreement by the other party.

     12. Ballantyne warrants that he is under no contractual or other restrictions of obligations that will in any way limit his activities on behalf of Can-Cal.

     13. Ballantyne recognizes and acknowledges that he has had, and will have, access to confidential information belonging to Can-Cal and that such information constitutes confidential, valuable, special and unique property of Can-Cal. Confidential information includes, but is not limited to, procedures, processes, methods, formulas, ideas, trade knowledge plans, innovations and improvements utilized by Can-Cal in the treating, testing, processing, extracting, and producing of precious metals from its volcanic cinders material; the assaying evaluating obtaining results from metals produced; all information obtained from any third person regarding that material composition and all other information regarding that material which Can-Cal has not publicly released. Ballantyne acknowledges that disclosure of any such confidential information could cause Can-Cal irreparable damage. Ballantyne agrees that he will not, during or after the term of this agreement, disclose any of such confidential information to any person, firm or any other entity for any reason or purpose whatsoever, without the express permission of Can-Cal.

     14. Upon the termination of this agreement Ballantyne will return to Can-Cal all confidential information in his possession and control.

     15. Any controversy or claim arising out of or relating to this agreement or any actual or any alleged breach thereof, shall be settled by arbitration conducted in the City of Las Vegas. The parties, or counsel for the parties, shall attempt to agree on one arbitrator from the American Arbitration Association to act as arbitrator. The arbitrator selected shall have experience in mining or in the production of metals,

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          and, if possible, with emphasis on precious metals. In the event the parties or counsel for the parties are unable to agree on the selection of such arbitrator, the arbitrator shall be designated by a Judge of the Eighth Judicial District Court of the State of Nevada, upon written request of the parties. Any decision of the arbitrator shall be binding and may be confirmed in any court of competent jurisdiction.


     16. This agreement supersedes all prior agreements, written or oral, between Can-Cal and Ballantyne and shall constitute the only agreement covering Ballantyne's services. No provision of this agreement shall be changed or modified except by an amendment to this agreement signed by both parties.

     17. This agreement shall be binding upon the parties hereto, their successors, assigns, heirs, executors, personal representatives and corporations and other persons succeeding to their rights and obligations.

     18.  This agreement shall be governed by the laws of the State of Nevada.




    /s/    Ronald D. Sloan                                   March 9, 2001
----------------------------------                           ------------------
Can-Cal Resources Ltd.                                       Date
By:  Ronald D. Sloan, President




    /s/    S. Bruce Ballantyne                               March 9, 2001
----------------------------------                           -------------------
S. Bruce Ballantyne                                          Date


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